Worthington Industries, Inc.

Third Quarter Fiscal 2022 Earnings Conference Call

March 23, 2022

Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

C O R P O R A T E   P A R T I C I P A N T S

Marcus Rogier, Treasurer and Investor Relations Officer

Joseph Hayek, Vice President and Chief Financial Officer

Andy Rose, President and Chief Executive Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Martin Englert, Seaport Research Partners

Zane Wang, BNP Paribas

John Tumazos, John Tumazos Very Independent Research

P R E S E N T A T I O N

Operator

Good morning and welcome to the Worthington Industries Third Quarter Fiscal 2022 Earnings Conference Call.

This conference is being recorded at the request of Worthington Industries. If anyone objects, you may disconnect at this time.

I'd now like to introduce Marcus Rogier, Treasurer and Investor Relations Officer. Mr. Rogier, you may begin.

Marcus Rogier

Thank you, Chris. Good morning everyone and welcome to Worthington Industries’ Third Quarter Fiscal 2022 Earnings Call.

On our call today, we have Andy Rose, Worthington's President and Chief Executive Officer, and Joe Hayek, Worthington's Chief Financial Officer.

Before we get started, I'd like to remind everyone that certain statements made today are forward-looking within the meaning of the 1995 Private Securities Litigation Reform Act. These statements are subject to risks and uncertainties that could cause actual results to differ from those suggested. We issued our earnings release yesterday after the market close. Please refer to it for more detail on those factors that could cause actual results to differ materially. Today's call is being recorded, and a replay will be made available later on our worthingtonindustries.com website.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

At this point, I will turn the call over to Joe.

Joseph Hayek

Thank you, Marcus and good morning everyone.

Our teams executed very well in the quarter, and the result was a strong financial performance. For Q3, we reported earnings of $1.11 per share versus $1.27 in the prior-year quarter. Excluding a small restructuring and impairment charge, we generated $1.13 in the quarter versus $1.36 in the prior year, after adjusting for restructuring and a small gain on our investment in Nikola. In the quarter, we had inventory holding losses estimated to be $25 million or $0.37 per share. In the prior-year quarter, we had inventory holding gains of $31 million or $0.44 per share.

Consolidated net sales in the quarter of $1.4 billion were up significantly compared to $759 million in Q3 of last year. Increase in sales was primarily due to higher steel prices, the inclusion of our most recent acquisitions, and higher average selling prices in both consumer and building products. Gross profit for the quarter decreased to $143 million from $164 million in the prior-year quarter, and gross margin was 10.4% versus 21.6%, primarily due to the swing from inventory holding gains to losses, which were partially offset by increases in both consumer and building products.

Our Adjusted EBITDA in Q3 was $112 million, down slightly from $126 million in Q3 of last year, and our trailing 12 month Adjusted EBITDA is now $662 million.

I'll spend a few minutes on each of the businesses. In Steel Processing, net sales of $1.1 billion more than doubled from $504 million in Q3 of last year, primarily due to the average selling prices being higher and the inclusion of both Tempel Steel and Shiloh's BlankLight business.

Total shipped tons were down 2% compared to last year's third quarter despite the recent acquisitions, which contributed 80,000 tons during the quarter. Excluding the impact of acquisitions, total shipped tons were down 9% year-over-year. Direct tons in Q3 were 51% of the mix compared to 48% in the prior year. Despite the decrease in shipped tons, underlying demand during the quarter was healthy.

Volumes were impacted by COVID-related production challenges, lost shipping days due to weather, U.S./Canada bridge closings, and the ongoing semiconductor chip shortage that continues to impact automotive schedules. Automotive volume increased from the prior year quarter, but demand was below seasonal norms and it's still difficult to predict as production levels at the OEMs remains choppy. Construction demand continued to be solid, but our volumes decreased slightly from the prior year as we had reserved some capacity for automotive demand that did not materialize.

End market demand is good though the war in Ukraine and its impacts on the steel supply chain, pricing, and end market demand are difficult to predict. Our teams are best in class and continue to navigate market volatility and supply chain challenges exceptionally well as they remain focused on taking care of each other, their customers, and our partners.

In Q3, steel generated adjusted EBIT of $7 million compared to $62 million last year. The large year-over-year decrease was driven by the inventory holding losses I mentioned earlier, estimated to be $25 million in the quarter compared to inventory holding gains of $31 million last year, an unfavorable swing of $56 million. Inventory holding losses for the current quarter included a $16 million charge to write inventory down to net realizable value due to the expected future decline of steel prices at quarter end. Steel prices have since risen, but based on current steel prices, we believe we will have higher inventory holding losses in Q4 than we did in Q3.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

In Consumer Products, net sales in Q3 were $162 million, up 41% from $115 million in the prior year. The increase was driven by higher average selling prices combined with higher volumes across the board and the inclusion of GTI. Adjusted EBIT for the Consumer business was $27 million and EBIT margin was 16.5% in Q3 compared to $15 million and 12.7% last year. Year-over-year growth in margin is a credit to the exceptional job our Consumer team is doing, managing through the current inflationary environment, and this quarter, we realized the benefit of price increases that were implemented late in Q2.

Demand remains strong across the board for our Consumer business and while inflationary pressures, shipping, and supply chain issues will likely persist, we're confident in our team's ability to continue growing the business and delivering value to our customers with a focus on increasing production while developing new and innovative offerings.

Building products generated net sales of $133 million in Q3, which was up 38% from $96 million in the prior year. The increase was driven by higher average selling prices. Building products’ adjusted EBIT was $50 million and adjusted EBIT margin was 37.3%, up significantly from $27 million and 28.4% in Q3 last year. Our wholly-owned Building Products business generated a nearly fivefold year-over-year increase in EBIT during the quarter due to healthy demand combined with higher average selling prices.

ClarkDietrich's results improved by $15 million year-over-year, while WAVE was down slightly from a year ago. ClarkDietrich and WAVE contributed equity earnings of $21 million and $19 million, respectively. The Building Products team has done a great job navigating a very challenging environment, while continuing to focus on serving our customers. Going forward, we believe that strong demand in the commercial and residential building markets that we serve will persist, though inflationary conditions will also persist.

In Sustainable Energy Solutions, net sales in Q3 were $31 million, down slightly from $32 million in the prior year despite significantly lower volumes due to the divestiture of our LPG and oil and gas business. Excluding the divestiture, net sales were up 31% in Q3 versus last year. Business reported an adjusted EBIT loss of $3 million in the quarter compared to breakeven results in the prior year as higher average selling prices were more than offset by the impact of significantly increased input costs.

This business is in the early stages of repositioning itself to serve the global hydrogen ecosystem and adjacent sustainable energies like compressed natural gas and will benefit as those volumes ramp, but the European market remains challenged and the ongoing war in Ukraine has caused business conditions in Europe to deteriorate further with materially increased energy prices and demand uncertainty. However, longer term, the conflict may accelerate Europe's planned adoption of hydrogen and alternative fuels, and our plan is to be prepared to be a leader in serving that market.

With respect to cash flows in our balance sheet, cash flow from operations was $74 million in the quarter, with free cash flow totaling $51 million. We started to see our operating working capital levels decrease during the quarter, primarily due to lower steel prices, which added $49 million to cash flow.

During the quarter, we received $29 million in dividends from our unconsolidated JVs, spent $270 million on the acquisition of Tempel, invested $24 million in capital projects, paid $14 million in dividends, and spent $54 million to repurchase one million shares of our common stock at an average price of $54.26. Following the Q3 purchases, we have slightly over seven million shares remaining under our share repurchase authorization.

Looking at our balance sheet and liquidity position, funded debt at quarter end of $813 million increased $111 million sequentially, primarily to fund the acquisition of Tempel. Interest expense of $8 million was up slightly due to higher average debt levels, and we ended Q3 with $44 million in cash and $396 million

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

available under our revolving credit facility. Yesterday, the Board declared a $0.28 per share dividend for the quarter, which is payable in June of 2022.

At this point, I will turn it over to Andy.

Andy Rose

Thank you, Joe. Good morning everyone.

We had another very good quarter despite the continuation of a difficult operating environment and the emergence of inventory holding loss headwinds. I'm not surprised but continue to be humbled and grateful for the commitment of our employees to doing what it takes to deliver for our customers.

End market demand remains strong across most of our product lines, but operating challenges remain, including labor availability, supply chain disruptions, transportation shortages, and an extremely volatile steel pricing environment. Our commercial, purchasing, and supply chain teams have done an excellent job, reacting quickly and effectively to higher input costs by passing through price increases as appropriate.

Our experts in steel processing continue to prove that they are world-class at managing through this volatility without compromising customer quality and service. The benefit of higher selling prices was particularly noticeable in the year-over-year improvement in consumer products and building products this quarter.

ClarkDietrich had another strong quarter and an exceptional calendar year, but we expect their business to gradually return to more normalized levels in 2022. Sustainable energy solutions is struggling due to lower automotive demand in Europe and higher input costs.

We continue to be very bullish on the future of all these business segments as we refine and execute more dynamic growth strategies that will continue to leverage innovation, transformation, and M&A.

Most of you on the call know, there was a precipitous decline in steel prices during the quarter from an all-time high for hot roll of $1,958 per ton. During the quarter, it fell briefly below $1,000 per ton. However, the recent events in Ukraine have reversed this trend significantly as hot roll now sits around $1,300 in upward pressure. The decline during the quarter helped us achieve a modest level of working capital relief, although this may be short-lived.

You may have seen our press release this morning announcing our commitment to adopt science-based targets for greenhouse gas emissions. While we've yet to establish specific targets, this is in process. Worthington today has many products and solutions that enable emissions reductions, and we intend to increase our focus on these products to capitalize on the growth opportunity in those businesses. We believe firmly that we have a huge opportunity to play a central role in building the bridge to a cleaner environment.

We are positioning our businesses to maximize this opportunity. Several of these areas include laser welding lightweighting applications, electrical steel laminations for batteries and transformers, and gas systems for the hydrogen ecosystem. Many other of our existing products already offer cleaner fuel alternatives that can bridge us to a future dominated by wind, solar, hydrogen, and hydroelectric.

The business environment continues to be very challenging. Our teams continue to go above and beyond to manage through these difficulties and deliver for our customers and Shareholders. We are well positioned for whatever the market brings us next. Thank you to all of our employees for their efforts.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

We'll now take questions.

Operator

Thank you.

Our first question is from Martin Englert with Seaport Research Partners. Your line is open.

Martin Englert

Hi. Good morning everyone.

Joe Hayek

Good morning, Martin.

Martin Englert

So steel inventory holding losses were at $24.9 million for the quarter. You indicated that they'd probably be greater for the current quarter here. Any sense of scale or some goalposts on what we could expect there?

Joseph Hayek

Well, other than what we said—Andy, just mentioned it a couple of minutes ago—you look at the pace of decline of HRC, generally speaking, and as you also know, Martin, our FIFO gains and losses are a little bit of a lag. I mean, we had FIFO gains in Q2, right, as those prices were starting to lag. So it's difficult to say with a lot of granularity, sitting here on March 23. We know some; we don't know enough. So hard to get a lot more constructive other than we do think that they'll be higher than they were in Q3.

Martin Englert

Okay. Would it be reasonable to assume like a $35 million or $40 million as a placeholder until we know more?

Joseph Hayek

That would be totally up to you, sir.

Martin Englert

Okay. Fair enough. Looking into some of the JVs, ClarkDietrich and WAVE, can you touch on how things are looking with current profitability compared with the reported quarter here, and then provide an update on how product pricing trends are as it relates to the input costs?

Andy Rose

Yes. So I think if I understand your question correctly, basically, in those businesses, when steel prices rise, they tend to be able to raise price quickly and then input costs catch up, if you will. Then in the current environment, what happens is the exact opposite, where they'll try to hold price, but oftentimes,

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

there is downward pressure and then input costs are catching up. So, you saw a little bit of that in WAVE's quarter here.

What I would tell you is, we've never seen an environment where steel prices are bouncing around like they are right now. So it's a little bit unclear for us even exactly how that's going to manifest itself in profitability because the steel pricing is just so dynamic right now. I can tell you that you heard in my comments, ClarkDietrich had an exceptional year. They were able to raise price, and they are, I think, doing a good job of holding price right now as their input costs kind of catch up.

So that's why we expect their profitability will kind of start to trend downward from the levels that it was with over the past year. What usually happens in a declining steel price environment is customers will withhold purchases as long as they can if they believe the price is going down, which it was until the Ukraine war started, and that sort of stopped that. So that may sort of stimulate a more normal buying pattern.

Martin Englert

Got it. That's helpful. Thank you for that. It's a similar kind of trend in WAVE?

Joe Hayek

Yes. WAVE, as we talked about, Martin, as prices are going up, people buy aggressively and the opposite happens on the way down. What we ultimately did because of that dynamic in part for WAVE was to create some pretty tough comp. I think this was still the third best quarter for those guys as far as we think about it, even though it was down slightly.

Martin Englert

Okay. Thank you for that. If I could one last one. Could you provide an update on Tempel Steel, maybe its contribution, how things are progressing, leveraging your automotive relationships with that business?

Joe Hayek

Yes. Very happy with that business, very happy with that team. We just spent the last couple of days with our Board going through strategies, including the Tempel strategy. It's going exceptionally well. As you know, we have kind of one-time kind of purchase accounting charges, and so Tempel's contribution was modest, a couple of million dollars in the quarter, net of those charges, but they're off to a great start in terms of their contribution and their EBITDA, and we're very excited about what we and they will do together going forward.

Andy Rose

Yes, Martin, just maybe to pile on a little bit here. It's not that often that you are able to acquire a business in the steel processing space where you expect double-digit growth for years and years. There's just a lot of opportunity in the different segments they serve. The question for us is which of those opportunities do we try and help the team there capitalize on. So it's a pretty exciting business.

Martin Englert

Appreciate that. Thank you for all the color and nice job navigating the numerous headwinds.

Joe Hayek

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

Thank you.

Operator

Our next question is from Xin Wang with BMP. Your line is open.

Xin Wang

Hey, guys. Thank you for taking my questions.

Joe Hayek

Sure. Good morning.

Xin Wang

Can you talk about your outlook into the next quarters for auto demand? Because you commented you reserved some capacities for auto volume, which did not really realize. What's your outlook going forward?

Joe Hayek

Sure. Yes, so our automotive demand—it's a great question, it's certainly relevant to us and lots of others. We talked about some of the headwinds that were unique to Q3, the weather that impacted the Midwest significantly and then the bridge closing between Canada and Detroit for a week or 10 days. We certainly hope that those don't recur, but the big sort of ongoing uncertainty with automotive is the semiconductor shortage and other supply chain issues that they have. It's not specifically only semiconductors. There are all kinds of things with resin and plastic and other things.

But the watch word for us is still kind of improving but unpredictable and below seasonal norms. We don't think that that gets materially better, and we don't have great visibility out beyond six months, but we don't think it gets materially better over the next six months.

Xin Wang

Okay. Thank you so much. I know you talked about your JVs. If I can push you a little bit on that. So why is WAVE and ClarkDietrich performing differently in the same price environment?

Andy Rose

Yes. I'm not so sure that they're performing differently. Maybe if you're comparing to historical norms, it might appear that way. They're behaving similarly, I think, in terms of what's going on in the market, but I think this time around with the really significant tripling or quadrupling of steel prices, ClarkDietrich did a much better job of raising prices ahead of the cost inflation coming into their business, and I think the market responded.

Part of that was the leadership team there doing a great job of getting ahead of it, but I think also part of it was the pricing environment or the demand—I’ll call it the supply environment where, if you remember back six, nine months ago, there was steel demand. Steel was hard to get. So if you had it, it was sort of a valuable commodity that you could probably get paid for having. That helped them achieve some of their price realization.

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

Xin Wang

Yes, that makes sense. Thank you very much. Also, if we look at your Consumer Products segment, are you able to pass on the elevated steel input cost to customers? Do you think the Q3 strength will continue, or would you need to catch up on cost, and therefore, expecting lower margins in the coming quarters?

Joe Hayek

Yes. I would say yes and yes. We do expect continued strength. In our downstream businesses, demand is very good. At the same time, prices have risen. So I would suggest that sequentially margins might come down a bit, but we still should be ahead of where we were last year in those downstream businesses. We hope to be able to continue that.

Again, demand is very good in those businesses, but prices sequentially will come up in Q4 from—the input costs will come up in Q4 from where they were in Q3.

Xin Wang

Great. Cool. Sorry, one last one maybe on working capital. So how should we expect working capital to behave in Q4?

Joseph Hayek

As Andy mentioned, steel prices have popped up, but again, it's a little bit of a lag. So we don't expect working capital will be a material drag on our free cash flow in Q4. Although beyond that, it is difficult to predict, just like steel prices and things generally. So no drag in Q4, but beyond that hard to say.

Xin Wang

Great. Cool. I think that's all my questions. The last one maybe, do you want to give more details on your recently acquired Tempel, like synergies that you could realize or like a normalized contribution on EBITDA level?

Joseph Hayek

Sure. So similar to Martin's question a few minutes ago and similar answer, one additional thought there would be our automotive strength and presence, we believe, will help them an awful lot in the coming years as EVs and their own automotive business grows.

Xin Wang

Okay. Great. That’s very helpful. Thank you.

Joseph Hayek

Thank you.

Operator

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

It appears that we have no further—my apologies. We do have a question from John Tumazos with John Tumazos Very Independent Research. Your line is open.

John Tumazos

Congratulations in just having that $15.7 million charge. When steel prices fall $1,000 a ton, it could be a lot worse. I'm so impressed that you earned over $1 in the quarter. Thank you and congratulations.

Joseph Hayek

Hi, John.

Andy Rose

Yes, thanks, John.

John Tumazos

I'm getting a little bit off track, but as best I can figure, the U.S. loses 4 million, 4.5 million tons of iron units with the Ukraine War sanctions. If we don't import a couple of million tons of slabs from Russia for the three rolling mills that are Russian-owned, fed with Russian slabs, say a couple of million tons of pig iron for the different high-quality sheet mills, and say a couple of hundred thousand tons of finished steel from Russia and a couple of hundred thousand tons of finished steel from Ukraine.

So yesterday, the CME Busheling Scrap Future was $900 spot, and it was in the fives in January before the Ukraine war. You know how scrap peaks in the winter and bottoms in the summer because it's easier to collect. So we’ve got this crazy scrap thing going on, and it amazes me that a 4.5% or 4% disruption in the iron units is $350 in the scrap price but it's a tough job dealing with steel prices. You guys know that better than us.

Are there any mills that you would buy from that you think wouldn't have iron units because this Russian metal is not going to arrive?

Joe Hayek

Yes, John, thank you. We don't think so. We have great relationships with the mills that have EAFs and those that have blast furnaces. I think what's happening in Ukraine is terrible for a lot of reasons. Pretty far down on the list from a humanitarian perspective is the supply of pig iron and other things from that area.

But the bottom line for us in North America, and our belief, is that between the EAFs and between the integrateds who candidly are pretty vertically integrated, including having their own mines in certain respects that we, at least at this point, in the near to midterm, don't believe that there will be a shortage of steel that's available.

Prices obviously come up and price increases have been announced by the mills as they contend with significantly higher input costs, but in the near term, we don't foresee, we, Worthington, being negatively impacted by availability of raw materials.

John Tumazos

So you weren't buying from NLMK, Oregon Steel anyway. Those aren't your suppliers?

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

Joe Hayek

For the—go ahead.

John Tumazos

I guess a question about trading or hedging practices on futures. In a normal world, not this up and down crazy situation in the last year, but in a normal world, if Worthington needs to process 4 million or 5 million tons of steel across its various subsidiaries, would you buy forward in the futures market several months to fix the cost of the steel that you need to buy in the open market, or would you sell short because you're such an inherent long having steel in inventory? In a normal world, what would your futures practice be?

Andy Rose

So I'll start that answer, John, by saying we don't speculate in our core business of steel processing on steel. When we sell to a customer, we mirror that with a mill. So if we sell based on a quarterly index, we'll mill it, we'll mirror it with one of our mill partners on a quarterly index so that we're matched. Where we get our FIFO gains and losses is that base inventory that sits in our system.

The challenge with that is it's a large volume, and so to hedge that would be extremely expensive. You know the futures market exists for steel, but it is not the most liquid market on the planet. So the spreads are high, and it would be very expensive to do that. We've elected in the past when we could potentially do that to just not attempt to do that. So the short answer is we don't do what you're talking about. We will lean a little bit on occasion in the markets, but that's not the practice of our business.

John Tumazos

So on the weekend of March 7, 8, for example, the second weekend after the Ukraine invasion, that week, the six-month futures for iron ore, steel scrap, and hot rolled sheet, each escalated 40-odd percent from the week before, where instead of a downward slope forecasting price declines into the summer, the prices rose and then the slope became upward sloping in a normal fashion. That reversal would have had no impact on you because you're not in those distant illiquid futures to begin with.

Andy Rose

That is correct.

John Tumazos

So with all this craziness and all these different steel ingredients, steel markets, some of us might look at the $15.7 million charge you took as of February 28, and think, “Gee, on March 23, the prices are so much higher, $350 for ingredients, $600 for steel, something like that, but you're just going to earn that back in the May 31 quarter.”

But what you're saying in your cautious guidance is that your lead times for the matches of your buy price and sell price are so many months out that your March business was priced before the Ukraine War and your April business before the Ukraine War, and you can't make that money back the way we would imagine just looking at daily price screens like a dumb Investor rather than a steel guy in the market grinding it out like you guys?

Joe Hayek

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Worthington Industries, Inc. – Third Quarter Fiscal 2022 Earnings Conference Call, March 23, 2022

John, that's largely true, and it's impacted heavily by the quarterly index, which will come out in 1.5 weeks on April 1, and that index will be down from where it was on January 1. So that's where the lag really comes in.

John Tumazos

So if the Investors are expecting you to make it back because the prices surged, it might be the August quarter or the November quarter given all these lags.

Joe Hayek

I think that's fair from a timing perspective.

John Tumazos

Thank you for your explanations. I think it's just so fabulous that you made $1 rather than lost $2 this quarter. I'm in awe.

Joseph Hayek

Thanks.

Andy Rose

As I mentioned earlier, the teams have done a great job of really trying to minimize the impact of the big fall in steel prices. So, kudos to them.

John Tumazos

Thank you.

Operator

It appears that we have no further questions. I'll turn the call back to the presenters for any closing remarks.

Andy Rose

Great. Thanks for everybody joining us today. We will look forward to speaking with you in June. Everybody have a great day.

Operator

Ladies and gentlemen, this concludes today's conference call. Thank you for participating and you may now disconnect.

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